Exhibit 99.4

MANAGEMENT’S SUMMARY DISCUSSION OF MOTIVE’S UNAUDITED AND UNREVIEWED FINANCIAL STATEMENTS FOR THE THREE MONTHS AND SIX MONTHS ENDED JUNE 30, 2007

Comparison of the Three Months Ended June 30, 2007 and 2006

Revenue

Substantially all of our revenue is derived from licensing our software product suite and providing related services. Customers pay us license fees for the right to use our software products on a term or perpetual basis. Generally, we price our license fees based on expected volume usage during the license term. Our licensing arrangements may also include the provision of certain services. Our services are comprised of consulting services, maintenance and support services, and hosting and managed services. Consulting services include a range of services such as installation, implementation and non-complex interface development for the customer’s specific applications. Maintenance and support services represent technical support of our software products and include the right to unspecified product upgrades on an if-and-when-available basis. Hosting and managed services involve remote management of our solutions.

We have experienced seasonality in our licensing activity in the past, with the fourth quarter of the year typically having the highest activity for the year. We believe that this seasonality results primarily from customer budgeting cycles and our sales compensation model. This seasonality may or may not continue in the future.

In January 2003, we acquired BroadJump, a provider of solutions for broadband companies, to solidify our position as a leader in broadband management software. As a result, we assumed liabilities related to existing software arrangements with a fair value of approximately $20.6 million. The fair value of these assumed liabilities, which was recorded as deferred revenue, relates to the remaining contractual obligations under the BroadJump software arrangements and is being recognized as “services revenue acquired in business combination” over the remaining life of the individual software arrangements. This revenue continued to decline on a quarterly basis through 2006 when the remaining individual contractual obligations expired.

License and usage fees revenue is comprised of fees for term and perpetual licenses of our software products. We have not entered into an arrangement solely for the license of our products and, therefore, we have not demonstrated vendor specific objective evidence (“VSOE”) of fair value for the license element of our software arrangements. Additionally, we have not been able to demonstrate VSOE of fair value for the maintenance or hosting elements for the majority of our software arrangements. Therefore, we generally recognize revenue from the entire arrangement ratably over the term of the arrangement as license and usage fees revenue. As a result, license and usage fees revenue in any given period represents revenue being recognized ratably from software license arrangements signed in both the current period as well as prior periods.

Services revenue primarily represents revenue from stand-alone professional service arrangements which are generally recognized as the services are performed. Fees from committed professional services arrangements that are sold as part of a bundled software arrangement are deferred and recognized on a ratable basis over the term of the arrangement as license and usage fees revenue.

Our total revenue decreased by $350,000 from $15.9 million for the three months ended June 30, 2006 to $15.6 million for the three months ended June 30, 2007. The decrease was due to a $2.0 million decrease in non-acquired services revenue and a $500,000 decrease in services revenue acquired as a result of the BroadJump acquisition, partially offset by a $2.1 million increase in license and usage fees revenue. The increase in license and usage fees revenue is primarily due to revenue from a reseller.

Cost of Revenue

Cost of License Fees Revenue. Cost of license fees revenue includes third-party software royalties, product packaging, documentation, production and shipping costs related to software used by our customers. Cost of license fees revenue increased from $550,000 to $630,000 for the three months ended June 30, 2006 and 2007, respectively. We have expensed all costs incurred in the research and development of our software products as incurred, and, as a result, cost of license fees revenue includes no amortization of capitalized software development costs.

Amortization of Acquired Technology. As a result of our January 2003 purchase of BroadJump, we acquired certain intangible technology assets having an estimated fair value of $11 million and an estimated useful life of five years. Amortization of these intangible assets in the amount of $550,000 was recorded as a cost of revenue for each of the three months ended June 30, 2006 and 2007, respectively. These intangibles are being amortized over their estimated lives of up to six years using the straight line method of amortization.

Cost of Services Revenue. Cost of services revenue includes salaries and related expenses for our customer support, consulting, training and hosting and managed services organizations, third-party contractor expenses and an allocation of our facilities, communications and depreciation expenses. Cost of services revenue increased by $1.2 million from $5.4 million for the three months ended June 30, 2006 to $6.6 million for the three months ended June 30, 2007. This increase was primarily due to an increase in salary and professional services costs.

Operating Expenses

Sales and Marketing. Sales and marketing expenses consist of salaries and related costs of our sales and marketing organizations, sales commissions, travel and entertainment expenses, costs of our marketing programs, including public relations and collateral materials, and rent and facilities costs associated with our regional sales offices. Sales and marketing expenses decreased by $2.1 million from $7.7 million for the three months ended June 30, 2006 to $5.6 million for the three months ended June 30, 2007, representing 49% and 36%, respectively, of our total revenue. The decrease in absolute dollars was primarily due to a decrease of $1 million in commissions due to a lower level of license arrangements entered into during the second quarter of 2007, a $600,000 decrease in salary related costs, a $300,000 decrease in marketing program costs and a decrease of $400,000 in stock compensation expense.

Research and Development. Research and development expenses consist of employee salaries, benefits, consulting costs and the cost of software development tools and expenses associated with the development of new products, enhancements of existing products and quality assurance activities. Research and development expenses decreased by $400,000 from $4 million for the three months ended June 30, 2006 to $3.6 million for the three months ended June 30, 2007, representing 25% and 23%, respectively, of our total revenue. The decrease in absolute dollars was primarily due to a decrease in professional service costs.

General and Administrative. General and administrative expenses consist of salaries and related costs of our administrative, finance, business operations and information technology personnel as well as legal and accounting services and costs associated with our recruiting programs. General and administrative expenses increased by $1 million from $4.2 million for the three months ended June 30, 2006 to $5.2 million for the three months ended June 30, 2007, representing 26% and 33%, respectively, of our total revenue. The increase in absolute dollars was primarily due to an increase in legal and accounting costs related to our financial restatement.

Amortization of Intangibles. In January 2003, we recorded $9.0 million of definite-lived intangibles in connection with the BroadJump acquisition, which resulted in amortization expense of approximately $150,000 for each of the three months ended June 30, 2006 and 2007, respectively, representing 1% of our total revenue for each of the three months ended June 30, 2006 and 2007, respectively. These intangibles are being amortized over their estimated lives of two to six years using the straight line method of amortization.

Comparison of the Six Months Ended June 30, 2007 and 2006

Revenue

Our total revenue decreased by $2.1 million from $30.5 million for the six months ended June 30, 2006 to $28.4 million for the six months ended June 30, 2007. The decrease was due to a $2.6 million decrease in non-acquired services revenue and a $900,000 decrease in services revenue acquired as a result of the BroadJump acquisition, partially offset by a $1.4 million increase in license and usage fees revenue.

Cost of Revenue

Cost of License Fees Revenue. Cost of license fees revenue includes third-party software royalties, product packaging, documentation production and shipping costs related to software used by our customers. Cost of license fees revenue increased by $100,000 from $1.0 million for the six months ended June 30, 2006 to $1.1 million for the six months ended June 30, 2007. We have expensed all costs incurred in the research and development of our software products as incurred, and, as a result, cost of license fees revenue includes no amortization of capitalized software development costs.

Amortization of Acquired Technology. As a result of our January 2003 purchase of BroadJump, we acquired certain intangible technology assets having an estimated fair value of $11 million and an estimated useful life of five years. Amortization of these intangible assets in the amounts of $1.1 million was recorded as a cost of revenue for each of the six months ended June 30, 2006 and 2007, respectively. These intangibles are being amortized over their estimated lives of five years using the straight line method of amortization.

Cost of Services Revenue. Cost of services revenue includes salaries and related expenses for our customer support, consulting, training and hosting and managed services organizations, third-party contractor expenses and an allocation of our facilities, communications and depreciation expenses. Cost of services revenue increased by $1.3 million from $10.9 million for the six months ended June 30, 2006 to $12.2 million for the six months ended June 30, 2007. The increase in absolute dollars was primarily due to a $600,000 increase in salary related costs, a $500,000 increase in professional service costs and a $300,000 increase in travel related costs. These increases were partially offset by a decrease of $400,000 in stock compensation expense.

Operating Expenses

Sales and Marketing. Sales and marketing expenses consist of salaries and related costs of our sales and marketing organizations, sales commissions, travel and entertainment expenses, costs of our marketing programs, including public relations, and collateral materials, and rent and facilities costs associated with our regional sales offices. Sales and marketing expenses decreased by $3.8 million from $14.2 million for the six months ended June 30, 2006 to $10.4 million for the six months ended June 30, 2007, representing 47% and 37%, respectively, of our total revenue. The decrease in absolute dollars was primarily due to a decrease of $1 million in sales commissions due to a lower level of license arrangements entered into, a decrease of $1.6 million in salary related costs and a decrease of $800,000 in stock compensation expense.

Research and Development. Research and development expenses consist of employee salaries, benefits, consulting costs and the cost of software development tools and expenses associated with the development of new products, enhancements of existing products and quality assurance activities. Research and development expenses decreased by $1.6 million from $8.7 million for the six months ended June 30, 2006 to $7.1 million for the six months ended June 30, 2007, representing 28% and 25%, respectively, of our total revenue. The decrease in absolute dollars was primarily due to a $600,000 decrease in salary related costs, a $500,000 decrease in professional services costs and a $400,000 decrease in stock compensation expense.

General and Administrative. General and administrative expenses consist of salaries and related costs of our administrative, finance, business operations and information technology personnel as well as legal and accounting services and costs associated with our recruiting programs. General and administrative expenses increased by $900,000 from $9.2 million for the six months ended June 30, 2006 to $10.1 million for the six months ended June 30, 2007, representing 30% and 36%, respectively, of our total revenue. The increase in absolute dollars was primarily due to an increase of $400,000 in salary related costs, an increase of $300,000 in legal fees, and an increase of $200,000 in accounting and audit fees.

Amortization of Intangibles. In January 2003, we recorded $9.0 million of definite-lived intangibles in connection with the BroadJump acquisition, which resulted in amortization expense of $275,000 for each of the six months ended June 30, 2006 and 2007, respectively, representing 1.0% of our total revenue for each of the six months ended June 30, 2006 and 2007, respectively. These intangibles are being amortized over their estimated lives of two to six years using the straight line method of amortization.

Business Restructuring Charge. During 2006, the Company’s management approved a restructuring plan to reduce the resources dedicated to the portion of our business that had been focused on licensing software products to corporate enterprises. We decided that the investment necessary to cultivate relationships with such corporate enterprises was greater than we could sustain. On April 25, 2006, our Board of Directors decided to reduce the resources dedicated to this business to the level necessary only to support our existing enterprise customers. As a result, we incurred approximately $1.6 million in restructuring charges during the six months ended June 30, 2006, primarily associated with employee severance and termination benefits.

Liquidity

Since inception, we have funded our operations and met our capital expenditure requirements through the private sale of equity securities, acquisitions, and the completion of our initial public offering in June 2004.

At June 30, 2007, we had cash and cash equivalents on hand of $19.6 million, short-term investments of $11.4 million and a working capital deficit of $11.9 million. Our accounts receivable decreased $3.5 million since December 31, 2006. This decrease is due to the fluctuations in the size and number of licensing arrangements and the timing of payments from our customers. Our payment terms generally require payment within 30 to 90 days of invoice date.

We believe that our existing cash, cash equivalents, short term investments and funds generated from operating and investing activities should be sufficient to meet our working capital requirements for the reasonably foreseeable future. Depending on future developments, however, we may require additional funds to support our working capital requirements or for other purposes and may seek to raise such additional funds through debt financings, public or private equity financings or from other sources. There can be no assurance that additional financing will be available at all or that, if available, such financing will be obtainable on terms favorable to us or our stockholders. The sale of additional equity or convertible debt securities could dilute the per share value of our common stock. Additionally, we could be forced to engage in debt financing on terms that could restrict our ability to make capital expenditures or incur additional indebtedness, which could impede our ability to achieve our business objectives.

MOTIVE, INC.

CONSOLIDATED BALANCE SHEETS (UNAUDITED and UNREVIEWED)

(in thousands, except per share amounts)

	December 31, 2006	June 30, 2007
ASSETS
Current assets:
Cash and cash equivalents	$17,475	$19,628
Short-term investments	24,099	11,373
Accounts receivable, less allowance of $215 and $221 at December 31, 2006 and June 30, 2007, respectively	10,696	7,195
Prepaid expenses and other current assets	3,283	3,580

Total current assets	55,553	41,776

Property and equipment, net	4,916	4,631
Goodwill	39,656	39,656
Acquired technology, net	2,292	1,192
Other intangibles, net	1,123	848
Other assets	1,684	2,037

Total assets	$105,224	$90,140

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,433	$3,738
Accrued liabilities	7,631	8,222
Deferred revenue	39,223	41,707

Total current liabilities	52,287	53,667
Deferred revenue	30,130	25,549

Total liabilities	82,417	79,216

Commitments and contingencies
Stockholders’ equity:
Preferred stock: $0.001 par value; 15,000,000 shares authorized, no shares issued or outstanding at December 31, 2006 and June 30, 2007, respectively	—	—
Common stock: $0.001 par value; 150,000,000 shares authorized, 27,761,209 and 27,773,943 shares issued and outstanding at December 31, 2006 and June 30, 2007, respectively	28	28
Additional paid-in capital	245,340	247,077
Deferred stock compensation	(2)	(2)
Treasury stock	(648)	(696)
Accumulated comprehensive loss	(673)	(794)
Accumulated deficit	(221,238)	(234,689)

Total stockholders’ equity	22,807	10,924

Total liabilities and stockholders’ equity	$105,224	$90,140

See accompanying notes.

MOTIVE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED and UNREVIEWED)

(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2007	2006	2007
Revenue:
License fees	$11,509	$13,628	$22,712	$24,138
Services:
Services	3,937	1,935	6,814	4,232
Acquired in business combination	467	—	934	—

Total services revenue	4,404	1,935	7,748	4,232

Total revenue	15,913	15,563	30,460	28,370

Cost of revenue:
License fees	554	628	1,026	1,143
Amortization of acquired technology	550	550	1,100	1,100
Services	5,387	6,568	10,860	12,184

Total cost of revenue	6,491	7,746	12,986	14,427

Gross margin	9,422	7,817	17,474	13,943

Operating expenses:
Sales and marketing	7,681	5,558	14,241	10,362
Research and development	3,953	3,551	8,660	7,130
General and administrative	4,190	5,177	9,175	10,075
Amortization of intangibles	138	138	275	275
Business restructuring charge	1,049	—	1,561	—

Total operating expenses	17,011	14,424	33,912	27,842

Loss from operations	(7,589)	(6,607)	(16,438)	(13,899)
Interest income and expense, net	491	376	1,006	829
Other income (expense), net	103	(189)	2,684	(180)

Loss before income taxes	(6,995)	(6,420)	(12,748)	(13,250)
Provision for income taxes	107	96	211	200

Net loss	$(7,102)	$(6,516)	$(12,959)	$(13,450)

Basic and diluted loss per share	$(0.26)	$(0.24)	$(0.49)	$(0.49)

Shares used in computing basic and diluted loss per share	26,840	27,611	26,780	27,596

See accompanying notes.

MOTIVE, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED and UNREVIEWED)

(in thousands)

	Six Months Ended June 30,
	2006	2007
Cash flows from operating activities
Net income (loss)	$(12,959)	$(13,450)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	1,679	1,670
Stock compensation	3,223	1,734
Amortization of intangibles	1,375	1,375
Changes in operating assets and liabilities net of acquisitions:
Accounts receivable	3,773	3,500
Prepaid expenses and other assets	183	(649)
Accounts payable	(435)	(1,697)
Accrued liabilities	(269)	591
Deferred revenue	(10,316)	(2,097)

Net cash provided by (used in) operating activities	(13,746)	(9,023)

Cash flows from investing activities
Proceeds from maturities of short-term investments, net	1,210	12,726
Purchase of property and equipment	(1,316)	(1,385)

Net cash provided by investing activities	(106)	11,341

Cash flows from financing activities
Proceeds from exercise of warrant	222	—
Proceeds from issuance of common stock	398	4
Purchase of treasury stock	—	(48)

Net cash provided by (used in) financing activities	620	(44)

Net effect of exchange rates on cash and cash equivalents	(85)	(121)

Net increase (decrease) in cash and cash equivalents	(13,317)	2,153
Cash and cash equivalents at beginning of year	34,945	17,475

Cash and cash equivalents as of June 30, 2007	$21,628	$19,628

Supplemental cash flow disclosure:

Interest paid	$22	$—

Income taxes paid, net of refunds	$549	$244

See accompanying notes.

MOTIVE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED and UNREVIEWED)

1. Basis of Presentation

Motive, Inc., along with its wholly-owned subsidiaries (collectively, the “Company” or “Motive”), is a leading supplier of management software for broadband digital services such as voice, video and data. Motive’s products expedite or eliminate various time-consuming and costly management tasks such as activation, support, and configuration that both service providers and end-users must undertake in order to launch and maintain broadband digital services. The Company was incorporated in Delaware on April 25, 1997 and currently markets its products and services throughout the Americas, Europe and Asia. The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation.

The accompanying unaudited interim consolidated condensed financial statements have been prepared in accordance with U.S. generally accepted accounting principles and are presented in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”) applicable to interim financial information. Accordingly, certain footnote disclosures have been condensed or omitted. The accompanying interim consolidated financial statements have not been reviewed by an independent accountant as would be required before such financial statements could be included in a quarterly report on Form 10-Q. In the Company’s opinion, the unaudited interim consolidated condensed financial statements reflect all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of the Company’s financial position, results of operations and cash flows for the periods presented. These financial statements should be read in conjunction with the Company’s unaudited annual consolidated financial statements and notes thereto for the years ended December 31, 2005 and 2006 included as exhibits 99.2 and 99.3, respectively, to the Company’s Current Report on Form 8-K dated September 5, 2007. The results of operations for the three-month and six month periods ended June 30, 2006 and 2007 are not necessarily indicative of results that may be expected for any other interim period or for the full fiscal year.

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates, and such differences could be material to the financial statements.

2. Loss Per Share

In accordance with SFAS No. 128, Earnings Per Share, basic earnings (loss) per share is computed by dividing the earnings (loss) for the period by the weighted average number of common shares outstanding during the period less common shares subject to repurchase. Diluted earnings (loss) per share is computed by dividing the earnings (loss) for the period by the weighted average number of common and common equivalent shares outstanding during the period. The Company has excluded all outstanding stock options, outstanding warrants to purchase common stock and common stock subject to repurchase from the calculation of diluted loss per common share for the three and six months ended June 30, 2006 and 2007 because all such securities are antidilutive for all periods. As a result, the Company’s basic and diluted loss per share are identical for the three and six months ended June 30, 2006 and 2007.

The following is a reconciliation of the numerator and denominator of basic and diluted net loss per share (in thousands, except per share amounts):

	Three Months Ended June 30, (Unaudited)		Six Months Ended June 30, (Unaudited)
	2006	2007	2006	2007
Numerator:
Net loss available to common stockholders	$(7,102)	$(6,516)	$(12,959)	$(13,450)

Denominator:
Weighted-average common shares outstanding	28,118	27,761	28,070	27,759
Less: Common shares subject to repurchase	(1,277)	(150)	(1,290)	(163)

Total weighted average common shares used in computing basic and diluted loss per share	26,840	27,611	26,780	27,596

Basic and diluted loss per share	$(0.26)	$(0.24)	$(0.49)	$(0.49)

3. Goodwill and Other Intangible Assets

In January 2003, the Company acquired BroadJump, Inc. and recorded certain intangibles, including acquired technology, customer contractual relationships, order backlog and non-competition agreements. Amounts allocated to acquired technology, customer contractual relationships, and order backlog are being amortized over the respective assets’ estimated useful lives of two to six years using straight-line amortization. Amounts allocated to non-compete agreements are being amortized over their estimated useful lives of three years using the straight line method. The Company periodically reviews the estimated useful lives and fair values of its identifiable intangible assets, taking into consideration any events or circumstances which might result in a diminished fair value or revised useful life.

Goodwill and other intangible assets consist of the following (in thousands):

	December 31, (Unaudited)	June 30, (Unaudited)
	2006	2007
Goodwill	$39,656	$39,656

Acquired Technology:
Acquired Technology	$11,000	$11,000
Accumulated amortization	(8,708)	(9,808)

	$2,292	$1,192

Other Intangibles:
Customer contractual relationships	$3,300	$3,300
Accumulated amortization	(2,177)	(2,452)

	$1,123	$848

Estimated annual amortization expense of acquired technology and other intangible assets for the remainder of 2007 and the year ended December 31, 2008 is $1.5 million and $600,000, respectively.

The Company assesses whether goodwill and indefinite-lived intangibles are impaired on an annual basis. Upon determining the existence of goodwill and/or indefinite-lived intangibles impairment, the Company measures that impairment based on the amount by which the book value of goodwill and/or indefinite-lived intangibles exceeds its fair value. The implied fair value of goodwill is determined by deducting the fair value of a reporting unit’s identifiable assets and liabilities from the fair value of the reporting unit as a whole, as if that reporting unit had just been acquired and the purchase price were being initially allocated. Additional impairment assessments may be performed on an interim basis if the Company encounters events or changes in circumstances that would indicate that, more likely than not, the book value of goodwill and/or indefinite-lived intangibles would be impaired.

4. Property and Equipment

Property and equipment, which includes purchased software for internal use, is comprised of the following (in thousands):

	December 31, (Unaudited)	June 30, (Unaudited)
	2006	2007
Computer software	$1,488	$1,750
Computer equipment	5,619	5,129
Furniture and fixtures	3,492	3,710
Leasehold improvements	2,270	2,207

	12,869	12,796
Less: Accumulated depreciation and amortization	(7,953)	(8,165)

	$4,916	$4,631

5. Accrued Liabilities

Accrued liabilities is comprised of the following (in thousands):

	December 31, (Unaudited)	June 30, (Unaudited)
	2006	2007
Compensation payable	$4,658	$3,532
Royalties payable	1,179	1,734
Accrued professional fees	920	2,009
Accrued exit costs associated with BroadJump acquisition	298	21
Other	576	926

	$7,631	$8,222

6. Income Taxes

In July 2006, the FASB issued SFAS Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – an interpretation of SFAS Statement No. 109” (“FIN 48”), and effective January 1, 2007, we adopted FIN 48. FIN 48 applies to all “tax positions” accounted for under SFAS 109. FIN 48 refers to “tax positions” as positions taken in a previously filed tax return or positions expected to be taken in a future tax return which are reflected in measuring current or deferred income tax assets and liabilities reported in the financial statements. FIN 48 further clarifies a tax position to include, but not limited to, the following:

•	an allocation or a shift of income between taxing jurisdictions,

•	the characterization of income or a decision to exclude reporting taxable income in a tax return, or

•	a decision to classify a transaction, entity, or other position in a tax return as tax exempt.

FIN 48 clarifies that a tax benefit may be reflected in the financial statements only if it is “more likely than not” that a company will be able to sustain the tax return position, based on its technical merits. If a tax benefit meets this criterion, it should be measured and recognized based on the largest amount of benefit that is cumulatively greater than 50% likely to be realized. This is a change from pre-existing practice, whereby companies may recognize a tax benefit only if it is probable a tax position will be sustained.

FIN 48 also requires that we make qualitative and quantitative disclosures, including a discussion of reasonably possible changes that might occur in unrecognized tax benefits over the next 12 months; a description of open tax years by major jurisdictions and a roll-forward of all unrecognized tax benefits, presented as a reconciliation of the beginning and ending balances of the unrecognized tax benefits on an aggregated basis.

The Company or one of its subsidiaries files income tax returns in the U.S. federal jurisdiction, various state jurisdictions, and certain foreign jurisdictions. Generally, the Company is no longer subject to U.S. federal or state income tax examinations for years prior to 2003 and 2002 respectively. Generally, the Company is no longer subject to foreign income tax examinations for years prior to 2000.

The adoption of FIN 48 did not have a material impact on our financial statements or disclosures. As of January 1, 2007 and June 30, 2007 we did not recognize any assets or liabilities for unrecognized tax benefits relative to uncertain tax positions. We do not currently anticipate that any significant increase or decrease to the gross unrecognized tax benefits will be recorded during the next 12 months. Any interest or penalties resulting from examinations will continue to be recognized as a component of the income tax provision; however, since there are no unrecognized tax benefits as a result of tax positions taken, there are no accrued interest and penalties.

7. Stock Based Compensation

We expense stock-based compensation to the same cost of services and operating expense categories to which the respective award grantee’s salary expense is reported. The table below reflects stock-based compensation expense for the three and six months ended June 30, 2007 and 2006 (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2007	2006	2007
Cost of revenue:
Cost of services	340	161	682	313
Operating expenses:
Sales and marketing	543	144	1,095	283
Research and development	195	88	553	169
General and administrative	752	502	893	969

Total stock based compensation	1,830	895	3,223	1,734

At June 30, 2007, approximately $4.7 million of stock-based compensation relating to unvested awards had not been amortized and will be expensed in future periods through 2010. Under current grants unvested and outstanding, approximately $1.5 will be expensed in the remainder of 2007 as stock-based compensation.

8. Commitments and Contingencies

In November and December 2005, five securities class actions were filed in the U.S. District Court for the Western District of Texas against Motive and certain of the Company’s current and former officers and directors. By Order dated January 17, 2006, the Court consolidated these actions as In re Motive, Inc. Securities Litigation, Case No. A-05-CA-923-LY, and appointed Lead Plaintiffs and Lead Plaintiffs’ Counsel. Lead Plaintiffs filed a Second Consolidated Amended Complaint in the consolidated action in February 2007 (the “Complaint”). The Complaint generally alleges that Motive, the individual defendants, and the Company’s former auditors, Ernst & Young, made false and misleading statements about the Company’s financial results from June 24, 2004, the date of the Company’s initial public offering, to October 26, 2005, the date on which the Company announced that it would restate certain prior financial results. The Complaint asserts claims under the Securities Act of 1933 and the Securities Exchange Act of 1934 and rules promulgated thereunder, and seeks unspecified monetary damages and other relief against all defendants. The Lead Plaintiffs purport to represent the class of purchasers of the Company’s common stock during the June 24, 2004 to October 26, 2005 time period. In April 2007, all defendants moved to dismiss the Complaint. The Lead Plaintiffs have opposed the defendants’ motions.

On or about January 9, 2006, a purported shareholder derivative action was filed in the U.S. District Court for the Western District of Texas against certain of the Company’s current and former officers and directors. The derivative complaint generally alleges that from June 25, 2004, the individual defendants breached fiduciary duties they owed to the Company by reason of their positions as officers and/or directors of Motive. The derivative complaint alleges that such duties were breached by, among other things, defendants’ disclosure of allegedly false and misleading financial statements for the Company. The derivative complaint seeks damages and equitable relief on behalf of Motive. This action, entitled Adair v. Harmon, et al., Case No. A-06-CA-017-LY, has been stayed since March 2006, pending resolution of a motion to dismiss the consolidated complaint in the securities class action described above or until the court terminates the stay.

The Company announced in April 2007 that the Division of Enforcement of the United States Securities and Exchange Commission is conducting a formal investigation regarding possible past violations of the federal securities laws. The Company believes the investigation relates primarily to Motive’s prior financial statements and other public disclosures. The Company is cooperating with the investigation.

The three legal matters disclosed above may require a significant diversion of the Company’s management’s attention, the costs associated therewith may be significant and an adverse outcome could adversely affect the Company’s business, financial condition and results of operations.

From time to time, the Company and its subsidiaries may be involved in other disputes and litigation relating to claims arising in the ordinary course of its business.

9. Restructuring Charge in 2006

During the six months ended June 30, 2006, the Company’s management decided not to pursue further expansion of its enterprise product line and to instead focus solely on the broadband product line. As a result, the Company reduced the resources dedicated to its enterprise product line to the level necessary only to support the Company’s existing enterprise customers. Under the approved restructuring plan, the Company severed approximately 30 employees worldwide. Some of these employees were placed on short-term transition assignments ending on various dates during 2006. The Company recorded $1.6 million in restructuring charges. The entire charge was related to employee severance and all payments were made prior to December 31, 2006.

10. Quarterly Statements of Operations

The following are each of the three-month statements of operations for the periods ended March 31, 2006 and 2007, and June 30, 2006 and 2007, respectively.

MOTIVE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED and UNREVIEWED)

(in thousands, except per share amounts)

	March 31, 2006	March 31, 2007	June 30, 2006	June 30, 2007
Revenue:
License fees	$11,203	$10,510	$11,509	$13,628
Services:
Services	2,877	2,297	3,937	1,935
Acquired in business combination	467	—	467	—

Total services revenue	3,344	2,297	4,404	1,935

Total revenue	14,547	12,807	15,913	15,563

Cost of revenue:
License fees	472	515	554	628
Amortization of acquired technology	550	550	550	550
Services	5,473	5,616	5,387	6,568

Total cost of revenue	6,495	6,681	6,491	7,746

Gross margin	8,052	6,126	9,422	7,817

Operating expenses:
Sales and marketing	6,560	4,804	7,681	5,558
Research and development	4,707	3,580	3,953	3,551
General and administrative	4,984	4,897	4,190	5,177
Amortization of intangibles	138	138	138	138
Business restructuring charge	512	—	1,049	—

Total operating expenses	16,901	13,419	17,011	14,424

Loss from operations	(8,849)	(7,293)	(7,589)	(6,607)
Interest income and expense, net	515	453	491	376
Other income (expense), net	2,581	10	103	(189)

Loss before income taxes	(5,753)	(6,830)	(6,995)	(6,420)
Provision for income taxes	105	104	107	96

Net loss	$(5,858)	$(6,934)	$(7,102)	$(6,516)

Basic and diluted loss per share	$(0.22)	$(0.25)	$(0.26)	$(0.24)

Shares used in computing basic and diluted loss per share	26,719	27,581	26,840	27,611

11. Subsequent Events.

On July 27, 2007, the Audit Committee of the Company’s Board of Directors dismissed Ernst & Young LLP as the Company’s independent accountant. On July 30, 2007 the Audit Committee accepted and approved a final report from its independent investigative team, thus concluding the previously disclosed independent review.